[DESCRIPTION] Ratio of Earnings to Fixed Charges

                                                                                     EXHIBIT 12

                                        UNISYS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                          ($ in millions)


                                         Three
                                        Months
                                         Ended
                                      March 31               Years Ended December 31
                                          1994     1993    1992      1991       1990       1989

Income (loss) before income taxes     $   95.3   $503.4  $435.6  $(1,288.3)  $(337.3)   $(554.3)
Add (deduct) share of loss (income)
  of associated companies                  3.3     14.5     3.2       (6.5)    (51.8)     (50.0)
                                       -------  -------  ------   --------   -------    -------

    Subtotal                              98.6    517.9   438.8   (1,294.8)   (389.1)    (604.3)
                                       -------  -------  ------   --------   -------    -------

Interest expense (net of interest
  capitalized)                            52.0    241.7   340.6      407.6     446.7      425.7
Amortization of debt issuance
  expenses                                 1.6      6.6     4.8        1.8       1.5        1.6
Portion of rental expense
  representative  of interest             19.0     76.0    84.3       86.4      82.5       78.8
                                       -------   ------  ------    -------   -------    -------

     Total Fixed Charges                  72.6    324.3   429.7      495.8     530.7      506.1
                                       -------   ------  ------    -------   -------    -------

Earnings (loss) before estimated
  income taxes and fixed charges      $  171.2   $842.2  $868.5    $(799.0)  $ 141.6    $( 98.2)
                                      ========   ======  ======    =======   =======    =======

Ratio of earnings to fixed charges        2.36     2.60    2.02      (a)       (a)         (a)
                                      ========   ======  ======    =======   =======    =======


(a) Earnings in 1991, 1990 and 1989 were inadequate to cover fixed charges by $1,294.8 million,
    $389.1 million and $604.3 million, respectively.
